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                                                                   EXHIBIT 10.44

MOTOR MEDIA, INC.
6080 SURETY DRIVE * EL PASO, TEXAS 79905

DISPLAY SPACE AGREEMENT * TRUCK STOPS

THIS AGREEMENT is made this 30th day of January, 1997, by and between Petro Stopping Centers, L.P., a Delaware limited partnership, an operator and/or owner of certain truck stops (the "Truck Stops") known as Petro Stopping Centers (hereinafter referred to as the "LESSOR"), and MOTOR MEDIA, INC., a Texas corporation, of 6080 Surety Drive, El Paso, Texas 79905 (hereinafter referred to as "Motor Media" or the "LESSEE").

LEASE AND INSTALLATION
The LESSOR hereby leases exclusively to the LESSEE, for advertising use the areas of the LESSOR's Truck Stops as are described on Exhibit A for LESSEE's installation of Truck Stop advertising displays consistent with past practices or as otherwise may be approved by LESSOR, which approval shall not be unreasonably withheld or delayed. LESSEE shall have quiet enjoyment of the described areas during the term hereof.

RENT
For and in consideration of this lease the LESSEE shall have the exclusive right and option to install and maintain at LESSEE's sole cost advertising display faces at the Truck Stops for the LESSOR. The LESSEE shall also pay to LESSOR 25% of the gross advertising revenue received by the LESSEE from advertisers using the display faces at the Truck Stops. All such sums shall be payable quarterly, within 10 days of the end of each three month period. The LESSEE intends to install sufficient quantities of displays, from time to time, throughout the LESSOR's Truck Stops to meet the needs of the business advertisers. The LESSEE reserves the right to remove any display if the advertising revenue is insufficient to warrant the continued costs of maintenance of such display. Any such installations and removals are to be done at the sole expense of the LESSEE.

TERM
The term of this lease shall commence on the date of this Agreement (the "Commencement Date") and shall continue until April 30, 2002. After such term, the lease shall continue until canceled by either party by giving 60 days prior written notice to the other party. Upon such termination, the LESSEE will remove all of its displays and other property from the LESSOR's premises within 60 days.

The provisions on pages 2 and 3 are hereby incorporated for all purposes and constitute an integral part of this Agreement.



       JAMES A. CARDWELL, JR.                           (915) 779-4711
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       LESSEE CONTACT PERSON                           Telephone Number


          EVAN C. BRUDAHL                               (915) 779-4711
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        LESSOR CONTACT PERSON                          Telephone Number


LESSOR:  PETRO STOPPING CENTERS, L.P.


By: /s/ Larry J. Zine
   ------------------------------------
   LARRY ZINE, Executive Vice President


LESSEE:  MOTOR MEDIA, INC.


By: /s/ J.A. Cardwell, Jr.
   ------------------------------------
   JAMES A. CARDWELL, JR., President

                                       1
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USE OF PREMISES
The LESSOR grants to the LESSEE's exclusive right and permission to display commercial, industrial, public service or charitable advertising on each of the display faces in the Truck Stops, subject to the following conditions.

(a) No advertising is to include advertisements for illegal drugs or any products which may not legally be sold within the municipality, county, or state in which any of the LESSOR's Truck Stops are located, nor any advertisement containing or depicting any matter which could be reasonably considered obscene, immoral, or offensive to the majority or a substantial minority of the citizens in the community, nor advertisements for any specific products which the LESSOR has requested the LESSEE to refrain from advertising. In any dispute involving this provision the LESSOR shall make the final decision or determination in its reasonable discretion.

(b) The displays shall be kept in safe condition and in good order and repair, with any damage to be repaired at the LESSEE's expense, except damage caused by willful and negligent acts of the LESSOR or its partners, employees, contractors, subcontractors or agents.

(c) The LESSEE will inspect and service the displays periodically and when requested to do so by the LESSOR or by the respective advertisers. The LESSOR will notify the LESSEE whenever any incident of damage or vandalism comes to the LESSOR's attention, and the LESSEE agrees to promptly service the applicable display as soon as practicable after receiving such notice.

(d) During such times as no revenue producing commercial or industrial advertising is displayed on the various display faces, the LESSEE will install and maintain interim use public service, charitable, self promotion or nonprofit institutional display copy without charge or will install and maintain interim use display copy of a generalized promotional nature of the LESSOR's facility produced at the expense of the LESSOR, without charge for such use.

(e) All displays, directory faces, display faces, and other materials placed or installed on or in the LESSOR's premises by the LESSEE are the LESSEE's trade fixtures and equipment, and shall be and remain the LESSEE's trade fixtures and equipment, and shall be and remain the LESSEE's property, and may be removed by the LESSEE at any time prior to or within a reasonable time after the termination of this lease or any extension thereof. The LESSOR agrees to allow the LESSEE full access to the property occupied by such advertising display faces for the purpose of installing, maintaining, changing or removing them during normal Truck Stop hours at the expense of LESSEE, including expenses of repairing damages resulting from removal.

(f) LESSOR shall not permit any obstruction (including, without limitation, kiosks, booths, furniture, planters, decorations or any other obstruction) to be placed within fifteen (15) feet of a Truck Stop advertising display.

LESSOR grants to LESSEE the exclusive right to provide static, back lighted advertising in the common areas of the Truck Stops.

(g) Neither LESSOR nor LESSEE will relocate the Truck Stop advertising display units after the locations have been agreed to on Exhibit A.

MAINTENANCE
The displays shall be substantially and safely constructed of standard building materials and shall be designed and installed in compliance with all applicable building codes. The displays shall be affixed to the wall with appropriate installation hardware. Where appropriate, the displays will contain lighting fixtures and apparatus for internal illumination with wiring connected to the LESSOR's power supply which power shall be supplied to LESSEE without interruption or charge. The LESSEE agrees to assist the LESSOR in the obtaining of all necessary permits, licenses or authorizations for the installation, maintenance or advertising use of the displays and the LESSEE will arrange for the connection to the LESSOR's power supply. It is understood that the times of lighting of each display will coincide with the times the LESSOR's Truck Stop is open to the public.

HOLD HARMLESS
The LESSEE agrees to indemnify and hold harmless the LESSOR, the owner of the Truck Stop and their respective directors, officers, shareholders, partners, agents, attorneys and employees from any and all claims, damages, demands, liabilities, costs and/or expenses, including reasonable attorneys' fees, on account of bodily injury or physical property damage caused by or resulting from the construction, maintenance, repair, change or removal of the LESSEE's displays on the LESSOR's property, unless such claims or demands are caused by or result from breach by LESSOR of this Agreement or the negligent or willful act of LESSOR and/or its partners, employees, contractors, subcontractors or agents. The LESSOR agrees to indemnify and hold harmless the LESSEE from any and all claims, damages, demands, liabilities, costs and/or expenses, including reasonable attorneys' fees, on account of bodily injury or physical property damage caused by or resulting from any negligent or willful act of the LESSOR or the LESSOR's partners, agents, employees, contractors and/or subcontractors.

REPRESENTATIONS AND WARRANTIES
Both persons signing this lease on behalf of the LESSOR and LESSEE represent and warrant that they have full authority to enter into this agreement on behalf of the party represented. Neither the LESSOR nor the LESSEE shall be bound by any agreement or representation, express or implied, not contained herein. This lease shall be deemed to have been accepted and its terms enforceable only upon the execution hereof by both parties in the spaces provided.

                                       2
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COLLECTION OF REVENUES AND PAYMENT OF FEES
At the time of each such payment of rent hereunder, LESSEE shall provide LESSOR a written statement describing the calculation of the payment. In the event LESSEE shall fail to pay to LESSOR any sum required under this Agreement on or before the due date thereof, the amount past due and owing to LESSOR shall bear interest from the due date until paid at the lesser of one percent (1.0%) per month (i.e., twelve percent (12%) per annum), or the maximum interest rate allowable by law. Acceptance by LESSOR of any payments under this Agreement shall not prevent LESSOR from disputing the amount owed or from demanding more information from LESSEE regarding payments finally due for a period of two years following payment, and such acceptance of any payment by LESSOR shall not constitute a waiver of any breach of any term or provision of this Agreement by LESSEE if any such breach shall have occurred.

BOOKS AND RECORDS
LESSEE shall keep complete and accurate books and records of all revenues received and distributed under this Agreement and of all transactions relating to this Agreement. LESSEE shall make such books and records readily available to LESSOR, its agents or representatives, at such reasonable times during normal business hours as LESSOR may from time to time reasonably request for inspection, copying and extracting. LESSEE shall keep such books and records at its principal offices in the United States in accordance with United States generally accepted accounting principles, consistently applied, and such books and records shall be retained by LESSEE and kept available for at least two years after the termination of this Agreement for possible inspection, copying, extracting and/or audit. LESSOR or its duly authorized agents or representatives shall have the right to review and, through an independent certified public accounting firm selected by LESSOR and reasonably acceptable to LESSEE, to conduct audits with respect to the books, records, and all other documents and materials in the possession or under the control of LESSEE relating to this Agreement. If the accounting firm selected to conduct an audit is not reasonably acceptable to LESSEE, then each party shall choose one accounting firm and such firms shall then choose a third independent certified public accounting firm, whose determination as to all matters shall be final and conclusive. Each party choosing an accounting firm shall bear the costs of such accounting firm, and the cost of the third accounting firm if any, shall be borne by the party requesting such audit, unless such audit reveals a total underpayment to LESSOR of at least $10,000, in which case the costs of the audit shall be borne by LESSEE.

INSURANCE
LESSEE shall provide general liability insurance of at least $1 million each occurrence with an aggregate of $2 million and an annual deductible of no more than $50,000 from an insurance company licensed to do business in Texas which is financially sound and reputable and which is reasonably acceptable to LESSOR. Such insurance policy shall name LESSOR and owners of the Truck Stop as additional insureds and shall also require that LESSOR and owners be given written notice thirty (30) days prior to cancellation. Should LESSEE not provide LESSOR with a certificate of insurance certifying coverage in accordance with this Section 4, LESSOR may obtain its own insurance and LESSEE shall immediately pay to LESSOR the costs and charges for such insurance together with interest thereon in accordance with Section 2 above from the date of LESSOR's payment.

ASSIGNMENT
This Agreement may not be assigned by LESSEE without the prior written consent of LESSOR, which consent may be withheld in the absolute discretion of LESSOR. Any assignment in violation of this section shall be void and shall result in the termination of this Agreement at the election of LESSOR, other than that provisions "HOLD HARMLESS." Any sale, assignment or other transaction which results in James A. Cardwell, Jr. holding less than 66% of the voting power of LESSEE shall be deemed an assignment for purposes of this paragraph.

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